Exhibit 99.1

XOMA Appoints Timothy P. Walbert to its Board of Directors

BERKELEY, Calif., November 15, 2010 -- XOMA Ltd. (Nasdaq: XOMA), a leader in the discovery and development of antibody therapeutics, announced that Timothy P. Walbert has been elected to XOMA’s Board of Directors. Mr. Walbert is a seasoned executive with extensive experience launching therapeutic products including Abbott’s highly successful multi-indication biologic drug, HUMIRA®, and building and leading commercial organizations in the pharmaceutical and biotech industry.

“Tim brings to XOMA’s Board broad commercial experience, including the creation and management of Abbott’s global biologics-based immunology franchise which grew from inception to more than $1.7 billion in sales during his tenure and to more than $5 billion in 2009,” said Steve B. Engle, XOMA’s Chairman and Chief Executive Officer. “Tim’s passion for transitioning companies from focusing on R&D to executing strong commercialization strategies will be a valuable asset to XOMA as we push forward with XOMA 052 and our other development programs.”

Mr. Walbert is Chairman, President and Chief Executive Officer of Horizon Pharma, a privately held biopharmaceutical company focused on developing and commercializing innovative medicines for unmet therapeutic needs in arthritis, pain and inflammatory diseases. Horizon has raised private equity of over $100 million and has an upcoming FDA action date in January for its lead product candidate HZT-501 for treatment of osteoarthritis, rheumatoid arthritis and pain.  While at Horizon, Mr. Walbert recently orchestrated the strategic acquisition of Nitec Pharma AG, broadening Horizon’s product portfolio.

From 2007 until 2009, Mr. Walbert was President, Chief Executive Officer and a director of IDM Pharma, Inc., a publicly traded oncology-focused biotechnology company.  During his tenure, he drove the process of achieving European regulatory approval for MEPACT™ for the treatment of osteosarcoma, reorganized the company and its management team, and led the successful acquisition of IDM by Takeda America. Prior to IDM, he was Executive Vice President of Commercial Operations for NeoPharm, Inc., a publicly traded biopharmaceutical company, where he oversaw global marketing, sales, reimbursement and business development.

From 2001 to 2005, Mr. Walbert was with Abbott in positions of increasing responsibility, most recently as Vice President, International Marketing responsible for overseeing strategy for the global cardiovascular franchise. As Abbott’s Divisional Vice President and General Manger for Immunology, Mr. Walbert created and had full P&L management of the global immunology franchise that led the global development and introduction of HUMIRA®, the multi-indication biologic that was the most successful launch in Abbott’s history and is on track for over $6 billion in annual sales in 2010

Prior to his tenure at Abbott, Mr. Walbert was with Searle/Pharmacia where he held several marketing roles for CELEBREX® in North America and coordinated international CELEBREX® launch and post-launch activities in key global markets.

Mr. Walbert holds a B.A. degree from Muhlenberg College, Allentown, PA.  He serves on the Board of the Illinois Biotechnology Association and the Greater Chicago Arthritis Foundation.

About XOMA

XOMA discovers, develops and manufactures novel antibody therapeutics for its own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under its contracts with the U.S. government. The company's proprietary product pipeline includes:

XOMA 052, an anti-IL-1 beta antibody in Phase 2 clinical development for Type 2 diabetes with cardiovascular biomarkers, Type 1 diabetes, and with potential for the treatment of a wide range of inflammatory conditions. XOMA 052 also has demonstrated positive clinical benefit in a proof-of-concept trial for the treatment of vision-threatening uveitis of Behcet’s disease.

 XOMA 3AB, an antibody candidate in pre-IND studies to neutralize the botulinum toxin, among the most deadly potential bioterror threats, under development through funding provided by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C).

A preclinical pipeline with candidates in development for several diseases.

In addition to its proprietary pipeline, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering Corporation, a subsidiary of Merck & Co., Inc. and Takeda Pharmaceutical Company Limited.

XOMA's technologies have contributed to the success of marketed antibody products, including LUCENTIS® (ranibizumab injection) for wet age-related macular degeneration and CIMZIA® (certolizumab pegol) for rheumatoid arthritis and Crohn's disease.

The company has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary Human Engineering(tm), affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, 60 pharmaceutical and biotechnology companies have signed BCE licenses, and several licensed product candidates are in clinical development.

XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to approval at its Berkeley, California location. For more information, please visit http://www.xoma.com.

Forward-Looking Statements

Certain statements contained herein concerning product development and capabilities of XOMA’s technologies or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

These risks, including those related to the generally unstable nature of current economic conditions; the results of discovery research and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

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SOURCE: XOMA Ltd.

XOMA Ltd.
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Canale Communications
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